UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CRIMSON EXPLORATION INC.

(Name of Registrant as Specified In Its Charter)

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CRIMSON EXPLORATION INC.

717 Texas Avenue, Suite 2900

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2008

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Crimson Exploration Inc. will be held on Tuesday, May 13, 2008 at 9:30 a.m. CDT, at the Company’s offices located at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, (713) 236-7400, for the following purposes:

(1)	To elect five directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.
(2)	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2008; and
(3)	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

The close of business on April 7, 2008 has been fixed as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any adjournments or postponement thereof. For at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to any stockholder’s examination during ordinary business hours at our offices at 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

A proxy for the meeting and a proxy statement with information concerning the matters to be acted upon is enclosed herewith.

By Order of the Board of Directors

/s/ Allan D. Keel

Allan D. Keel

President and Chief Executive Officer

Houston, Texas

April 14, 2008

Your vote is important no matter how large or small your holdings may be. If you do not expect to be present at the meeting in person, you are urged to immediately complete, date, sign, detach and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. In the alternative, you may elect to vote by internet or by phone by following the instructions set forth in the enclosed proxy.

CRIMSON EXPLORATION INC.

717 Texas Avenue, Suite 2900

Houston, Texas 77002

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2008

The Board of Directors (the “Board”) of Crimson Exploration Inc. (the “Company” or “Crimson”) is furnishing this proxy statement to stockholders beginning on or about April 23, 2008 in connection with a solicitation of proxies for use at the annual meeting of stockholders to be held on Tuesday, May 13, 2008, at 9:30 p.m. CDT, at 717 Texas Avenue, Suite 2900, Houston, Texas 77002, (713) 236-7400, and at all adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

All shares represented by a valid proxy, properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted (i) FOR the nominees for election as directors named herein under “Election of Directors”, and (ii) FOR the ratification of the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent auditors for the fiscal year ending December 31, 2008, and at the discretion of the person named as proxy with regard to any other matter that may properly come before the Annual Meeting.

Executing a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time by giving written notice thereof to Crimson Exploration Inc., 717 Texas Avenue, Suite 2900, Houston, Texas 77002, Attention: Stephen W. Schoppe. You may revoke your proxy at any time prior to your shares of stock having been voted at the Annual Meeting by attending the meeting in person and notifying the Assistant Secretary of your desire to revoke your proxy.

RECORD DATE AND VOTING SECURITIES

The record date for determining the stockholders entitled to vote at the Annual Meeting is the close of business on April 7, 2008 (the “Record Date”). On that date, 5,132,137 shares of our Common Stock, par value $.001 per share (“Common Stock”), were outstanding and entitled to vote. In deciding all questions and other matters, a holder of Common Stock on the Record Date may cast one vote for each share of Common Stock registered in his or her name. Shares of our Series G Convertible Preferred Stock, par value $.01 per share (the “Series G Preferred Stock”), and shares of our Series H Convertible Preferred Stock, par value $.01 per share (the “Series H Preferred Stock”), may vote on an “as-converted” basis with the Common Stock with respect to matters on which approval of our stockholders may be required. However, with respect to the election of directors, the Series G Preferred Stock is entitled to elect a majority of our directors, but not the remaining directors, whom the holders of the Common Stock and Series H Preferred Stock are entitled to elect. On the Record Date, 80,500 shares of Series G Preferred Stock, representing the voting power of 5,717,804 shares of Common Stock, and 2,200 shares of Series H Preferred Stock, representing the voting power of 314,287 shares of Common Stock, were outstanding.

A significant portion of our capital stock’s voting power is held by one investor and by our management. See “Security Ownership of Certain Beneficial Owners and Management.”

QUORUM AND VOTING

To be validly approved by the stockholders, two of the director nominees (as indicated in Proposal No. 1) must be elected by a plurality of votes cast by holders of the Common Stock and Series H Preferred Stock entitled to vote at the Annual Meeting; the remaining three director nominees (as indicated in Proposal No. 1) must be elected by a majority of votes cast by holders of the Series G Preferred Stock entitled to vote at the Annual Meeting. The proposal to ratify our appointment of Grant Thornton for the fiscal year ended December 31, 2008 must be approved by the affirmative vote of a majority of votes cast on the proposal with respect to shares of Common Stock, Series G Preferred Stock and Series H Preferred Stock. Each share of Common Stock is entitled to one vote per share. Each share of Series G Preferred Stock votes on an “as-converted” basis with the Common Stock on the second proposal, the ratification of Grant Thornton as our independent auditors for the fiscal year ending December 31, 2008. With respect to the first proposal regarding the election of directors, each share of Series G Preferred Stock is not entitled to vote except as a separate class for the three Series G Preferred Stock director nominees (as indicated in Proposal No. 1), in which case each share is entitled to one vote. The Series G Preferred Stock currently has a conversion price of $9.00 a share; on a fully converted basis the 80,500 shares of Series G Preferred Stock (including accrued and unpaid dividends to March 31, 2008) would convert into 5,717,804 shares of Common Stock. Each share of Series H Preferred Stock votes on an “as-converted” basis with the Common Stock on the proposals described in this statement. The Series H Preferred Stock currently has a conversion price of $3.50 a share; on a fully converted basis the 2,200 shares of Series H Preferred Stock would convert into 314,287 shares of Common Stock.

Only votes cast “FOR” a matter constitute affirmative votes. Accordingly, votes “withheld” or abstaining from voting will not affect the outcome of either the election of directors or the proposal to ratify the appointment of Grant Thornton. A majority of the issued and outstanding shares of Common Stock and Series G Preferred Stock and Series H Preferred Stock (on an “as-converted” basis) are necessary to constitute a quorum to transact business. Each share represented at the Annual Meeting in person or by Proxy will be counted towards a quorum. Votes “withheld” or “abstaining” from voting will be counted for quorum purposes.

Proposal 1

Election of Directors

The Board consists of five directors, a majority of which the Series G Preferred Stock, voting as a class, is entitled to elect. The two director nominees indicated below which the holders of the Common Stock and Series H Preferred Stock are entitled to vote on as a single class (the “Common/Series H Nominees”) have been nominated by the Board for re-election to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The three director nominees indicated below which the holders of the Series G Preferred Stock are entitled to vote on as a class (the “Series G Nominees”; cumulatively, the “Nominees”) have been nominated by the Board members elected by holders of the Series G Preferred Stock at our last annual meeting for re-election to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

It is expected that the five Nominees named below will be able to accept such nominations. If any Nominee for any reason is unable or is unwilling to serve at the time of the Annual Meeting, the Proxy holder may vote the Proxy for a substitute nominee or nominees to the extent such holder is entitled to vote on such nominee. The following sets forth information as to the five Nominees for election at the Annual Meeting, including their ages, present principal occupations, business experience, and directorships in other publicly-held companies.

THE BOARD RECOMMENDS THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

DIRECTORS AND NOMINEES

SERIES G NOMINEES

Name	Age	Position	Year First Elected Director
Allan D. Keel	48	President, Chief Executive Officer and Director	2005
B. James Ford	39	Director	2005
Adam C. Pierce	29	Director	2008

COMMON/SERIES H NOMINEES

Name	Age	Position	Year First Elected Director
Lee B. Backsen	67	Director	2005
Lon McCain	60	Director	2005

Allan D. Keel was appointed Chief Executive Officer and President and joined the Company’s Board on February 28, 2005. Before joining Crimson, Mr. Keel was Vice President/General Manager of Westport Resources, Houston office, during 2004. In this role he was responsible for its Gulf of Mexico operations including acquisitions, development and exploration. In 2003, Mr. Keel served as a consultant to both domestic and international companies in building their presence in the Gulf of Mexico. From mid-2000 until mid-2001, Mr.

Keel served as a Vice President at Enron Energy Finance where he worked on private equity transactions and volumetric production payments. From mid-2001 through 2002, Mr. Keel served as President and CEO of Mariner Energy Company (“Mariner”), a majority owned affiliate of Enron. Subsequent to Enron’s bankruptcy and its decision to sell Mariner, Mr. Keel partnered with Oaktree Capital Management, LLC (predecessor to Oaktree Capital Management, LP Principal Group) in an effort to acquire Mariner. From 1996 until mid-2000, Mr. Keel was Vice President/General Manager for Westport Resources, where he built the Gulf of Mexico division from the grassroots. From 1984 to 1996, Mr. Keel was with Energen Resources where he directed the company’s exploration, joint venture and acquisition activities. Mr. Keel was appointed pursuant to the terms of the Series G Preferred Stock, the majority of which is held by OCM GW Holdings, LLC, an affiliate of Oaktree Capital Management, LP Principal Group (“Oaktree”). He received a Bachelor of Science degree and a Master of Science degree in Geology from the University of Alabama and a Masters of Business Administration degree from the Owen School of Management at Vanderbilt University.

B. James Ford became a member of the Company’s Board on February 28, 2005. Mr. Ford is a Managing Director of Oaktree. Before joining Oaktree Capital Management LLC in June 1996, Mr. Ford was a consultant with McKinsey & Co., and a financial analyst in the Investment Banking Department of PaineWebber Incorporated. He currently serves as a director of EXCO Resources, Inc. and on the board of directors of several other privately-held companies in which Oaktree has invested. Mr. Ford was appointed pursuant to the terms of the Series G Preferred Stock, the majority of which is held by OCM GW Holdings, LLC, an affiliate of Oaktree. Mr. Ford earned a Bachelor of Arts degree in Economics from the University of California at Los Angeles and a Masters of Business Administration degree from the Stanford University Graduate School of Business.

Adam C. Pierce was appointed to theCompany’s Board on January 24, 2008, upon the resignation of Mr. Skardon F. Baker. Mr. Pierce is a Vice President of Oaktree. Prior to joining Oaktree in 2003, he was an investment banker with J.P. Morgan Chase & Company. Prior to joining J.P. Morgan Chase & Co., Mr. Pierce worked for Goldman Sachs. Mr. Pierce serves on the board of directors for several privately-held companies in which Oaktree has invested. Mr. Pierce was appointed pursuant to the terms of the Series G Preferred Stock, the majority of which is held by OCM GW Holdings, LLC, an affiliate of Oaktree. Mr. Pierce received a Bachelor of Arts degree in Economics with a focus on Business Administration from Vanderbilt University.

Lee B. Backsen became a member of the Company’s Board on June 1, 2005. Mr. Backsen is an oil and gas exploration consultant with over 35 years experience in the industry holding senior exploration management positions with Burlington Resources Inc., UMC Petroleum Corporation, General Atlantic Gulf Coast Inc., Kerr-McGee Corporation, Pelto Oil Company, Spectrum Oil and Gas Company and Shell Oil Company. From 2004 to 2008, Mr. Backsen was Vice President – Exploration for Andex Resources, LLC, a private oil and gas producing company, and was responsible for sourcing exploration joint ventures. From 2000 to 2004, Mr. Backsen was a consulting geologist for Continental Land & Fur Co., Inc. and Grant Geophysical, Inc., for whom he screened exploratory prospects in the Texas and Louisiana Gulf Coast Basins. Mr. Backsen earned a Bachelor of Science degree and Masters of Science degree in Geology from Iowa State University.

Lon McCain became a member of the Company’s Board on June 1, 2005. Mr. McCain was Vice President, Treasurer and Chief Financial Officer of Westport Resources Corporation, a large, publicly traded exploration and production company, from 2001 until the sale of that company to Kerr-McGee Corporation in 2004. From 1992 until joining Westport, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman, Mr. McCain held senior financial management positions with Presidio Oil Company and Petro-Lewis Corporation and Ceres Capital. He currently serves as a director of Transzap Inc. and Cheniere Energy Partners L.P. and Continental Resources Inc. Mr. McCain was an Adjunct Professor of Finance at the Daniels College of Business of the University of Denver from 1982 to 2004. Mr. McCain received a Bachelor of Science degree in Business Administration and a Masters of Business Administration/Finance from the University of Denver.

Directors are elected annually and hold office until the next annual meeting or until their successors are duly elected and qualified. The Board held 7 meetings during 2007. No director during the last fiscal year attended fewer than 75% of the total number of meetings of the Board and committees on which that director served with the exception of Mr. Baker who attended 4 Board meetings during 2007.

Stockholders desiring to communicate with the Board may do so by mail addressed as follows: Board of Directors, Crimson Exploration Inc., 717 Texas Avenue, Suite 2900, Houston, Texas 77002. We believe our responsiveness to stockholder communications to the Board has been excellent.

The Company encourages, but does not require, directors to attend annual meetings of stockholders. At the Company’s 2007 stockholder meeting, all members of the Board at the time of the meeting attended.

BOARD MEETINGS AND COMMITTEES

Our Board has established an audit committee and a compensation committee. Although our Board has not made a formal determination on the matter, under current NASDAQ listing standards (which we are not currently subject to), we believe that Lee B. Backsen, Lon McCain, B. James Ford and Adam C. Pierce may be considered independent directors including, with respect to Mr. McCain, under applicable standards for audit committee members. Because of his employment with us, Allan D. Keel would not be considered independent.

The Audit Committee was established to review and appraise the audit efforts of our independent auditors, and monitor our accounts, procedures and internal controls. During 2007, the Audit Committee consisted of Mr. McCain and Mr. Skardon F. Baker. Mr. Baker was a member of the Audit Committee during 2007 and continued to serve until his resignation effective January 24, 2008, at which time Mr. Pierce assumed the duties of Mr. Baker on the Audit Committee. The Audit Committee met five times in 2007. The Board has determined that Mr. McCain is an “audit committee financial expert” as defined under applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). Our Audit Committee has adopted a charter which is posted on our website www.crimsonexploration.com under “Corporate Governance.”

The function of the Compensation Committee is to recommend for approval by the Board the annual salaries and other compensation for our executive officers and key employees. Our Compensation Committee consists of Messrs. Ford and Backsen. The committee met once in 2007. Our Compensation Committee has adopted a written charter which is posted on our website www.crimsonexploration.com under “Corporate Governance.” The Compensation Committee has the following authority and responsibilities:

•	To establish and review our overall compensation philosophy;
•

To review and approve corporate goals and objectives relevant to our executive officers’ compensation, evaluate the performance of such officers and recommend for approval by the Board, the benefits, direct and indirect, of our executive officers based on this evaluation;

•	To review and recommend to the Board for approval all our equity compensation plans that are not otherwise subject to the approval of the stockholders;
•	To review and make recommendations to the Board for approval of all equity awards;
•	To review and monitor all employee pension, profit-sharing and benefit plans, if any; and
•	To make recommendations to the Board with regard to our compensation and benefit programs and practices for all employees.

While the Compensation Committee is not prohibited from delegating its functions, the Compensation Committee has not done so in the past, although it may consider senior management’s recommendations regarding appropriate compensation for members of management reporting to them, as discussed under “Compensation Discussion and Analysis” below.

The Board does not have a nominating committee. We believe that the entire Board is able to fulfill the functions of a nominating committee. In any event, the directors elected solely by the Series G Preferred Stock, constituting a majority of directors, are entitled to nominate the directors to be elected by the holders of the Series G Preferred Stock or, if there are no such directors, holders of a majority of the Series G Preferred Stock may nominate the nominees for election as such directors, and the following discussion is so qualified by the rights of the holders of the Series G Preferred Stock and their elected directors. We do not have a charter addressing director nominations.

The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand financial statements and having the highest personal integrity and ethics. The Board also considers such factors as relevant expertise and experience, ability to devote sufficient time to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of the Company’s stockholders. Candidates for director will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

The Board does not have a formal process for identifying and evaluating nominees for directors. Instead, it uses its network of contacts to identify potential candidates. The Board will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board will meet to discuss and consider such candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote, subject to the rights of the holders of the Series G Preferred Stock and their elected directors to nominate and elect a majority of directors.

The Board has not established procedures for considering nominees recommended by stockholders.

We have adopted a “code of ethics” as defined by the applicable rules of the SEC, and it has been posted on our website: www.crimsonexploration.com.

EXECUTIVE OFFICERS

The following table sets forth information on our executive officers, except for Allan D. Keel whose information is included with the above information regarding the Company’s directors:

Name	Age	Position	Year First Elected Officer
E. Joseph Grady	55	Senior Vice President and Chief Financial Officer	2005
Tracy Price	49	Senior Vice President – Land/Business Development	2005
Thomas H. Atkins	49	Senior Vice President – Exploration	2005
Jay S. Mengle	54	Senior Vice President – Engineering	2005

E. Joseph Grady was appointed Vice President and Chief Financial Officer on February 28, 2005. E. Joseph Grady is managing director of Vision Fund Advisors, Inc., a financial advisory firm he co-founded in 2001 and serves as an advisor to the Board for the firm’s privately-held advisory clients. Mr. Grady has over 30 years of financial, operational and administrative experience, including 18 years in the oil and gas industry. He was formerly Senior Vice President – Finance and Chief Financial Officer of Texas Petrochemicals Holdings, Inc. from April 2003 to July 2004 and Vice President – Chief Financial Officer and Treasurer of Forcenergy Inc. from 1995 to 2001. Mr. Grady received a Bachelor of Science degree in Accounting from Louisiana State University.

Tracy Price was appointed Senior Vice President – Land/Business Development on April 1, 2005. Mr. Price joined the Company after serving as the Senior Vice President – Land/Business Development for The Houston Exploration Company from 2001 until joining the Company. Prior to his tenure at The Houston Exploration Company, Mr. Price served as Manager of Land and Business Development for Newfield Exploration Company between 1990 and 2001. From 1986 to 1990 Mr. Price was Land Manager for Apache Corporation. Prior to Apache, Mr. Price served in similar land management capacities at Challenger Minerals Inc. and Phillips Petroleum Company. Mr. Price received a Bachelor of Business Administration degree in Petroleum Land Management from the University of Texas.

Thomas H. Atkins was appointed Senior Vice President – Exploration on April 1, 2005. Mr. Atkins joined the Company after serving as the General Manager – Gulf of Mexico for Newfield Exploration Company where he was employed from 1998 until joining the Company. Prior to his tenure at Newfield, Mr. Atkins served in various exploration capacities with EOG Resources and its predecessor companies from 1984 to 1998, including prospect generator, development geologist and finally as Exploration Manager. Mr. Atkins also worked at the Superior Oil Company from 1981 through 1984. Mr. Atkins received a Bachelor of Science degree in Geology from the University of Oklahoma.

Jay S. Mengle was appointed Senior Vice President – Engineering on April 1, 2005, after serving as the Shelf Asset Manager – Gulf of Mexico for Kerr-McGee Corporation subsequent to its 2004 merger with Westport Resources. Mr. Mengle was with Westport Resources from 1998 to 2004, where he started Westport’s Gulf Coast/Gulf of Mexico drilling and production operations. Prior to joining Westport, Mr. Mengle also served in various drilling, production and marketing management capacities at Norcen Energy Resources, Kirby Exploration and Mobil Oil Corp. Mr. Mengle received his Bachelor of Science degree in Petroleum Engineering from the University of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board is empowered to review and recommend for the approval of the full Board, the annual compensation and compensation programs for the Company’s key employees including its five executive officers: the President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President - Land and Business Development; Senior Vice President - Engineering and Senior Vice President - Exploration.

Philosophy and Objectives of the Compensation Program

The objective of the Company’s compensation program is to attract, motivate and retain key employees to meet the Company’s strategic business and financial goals by offering a compensation program that is competitive with compensation programs offered by the Company’s competitors within the oil and gas industry. We believe that compensation paid our executive officers should reflect their success as a management team as well as rewarding them for individual accomplishment. The philosophy of the Compensation Committee is that compensation to executive officers, including the President and Chief Executive Officer, should be directly and materially linked to the Company’s achievement of specific annual, long-term and strategic goals of the Company and to their individual contribution to the attainment of those goals. We believe the Company’s overall compensation strategy of offering a balanced combination of annual and long-term compensation to executive officers based upon corporate and individual performance helps maximize stockholder return.

The compensation program consists of three principal components: an annual base salary, an annual incentive bonus and periodic grants of longer-term stock options or restricted stock. The base salary paid the executive officers provides cash compensation that is competitive in the industry and which is designed to allow the Company to attract, motivate and retain capable executives. The annual incentive bonus rewards the executive officers for satisfying the pre-determined performance goals of the Company’s formal incentive plan. By designing the annual incentive plan so that the amount of bonus compensation paid the executive officers is dependent upon the degree to which the Company’s performance goals are satisfied, the stockholders’ interests are enhanced by maximizing stockholder value. The issuance of stock options or restricted stock to the executive officers is intended to provide long-term incentive by linking their effective level of compensation with stockholder value and to motivate the officer to maintain their employment with the Company. The Company also has implemented a 401(k) Plan that is designed to encourage all employees, including the executive officers, to save for the future.

Due to an aging of the industry employee base, and a shortage of new entrants into the industry, competition for high-caliber personnel experienced in the oil and gas industry has become very intense. Surveys indicate that the ability to attract and retain those employees is one of the primary business concerns for over 90% of industry participants.

The Company’s compensation program has been designed to achieve its objectives by careful consideration of each element of the program and adjusting those elements as needed to encourage employees to meet the Company’s strategic business and financial goals.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward our executive officers’ contribution to the Company’s achievement of its financial and non-financial goals and objectives. In measuring our executive officers’ contribution, the Compensation Committee considers numerous factors including the Company’s overall growth and financial and operational performance. All employees, including the executive officers, participate in a Performance-Based Incentive Compensation Plan that is tied to the Company’s success in meeting or exceeding key financial and business objectives including meeting pre-determined financial and operating goals which are described in the discussion of the Company’s Performance-Based Incentive Compensation Plan.

2007 Executive Compensation Components

For the fiscal year ending December 31, 2007, the principal compensation components for the executive officers were:

•	base salary;
•	performance-based incentive cash compensation;
•	long-term equity incentive compensation;
•	overriding royalty interest plan compensation; and
•	perquisites and other personal benefits.

During 2007, the Company retained an outside compensation consultant, Longnecker & Associates, to conduct a company-wide review of our compensation policies and programs to determine our level of competitiveness in the oil and gas industry and advise the Compensation Committee as to whether modifications should be adopted in order to attract, motivate and retain key employees. The results of that review were utilized by the Company in determining the Company’s compensation levels and programs for 2008. The Compensation Committee also periodically utilizes energy industry compensation surveys to conduct a benchmark review of the aggregate level and mix of our compensation for all employees, including the executive officers, against other companies in our industry. The Company has used these compensation surveys to review and evaluate the effectiveness of compensation programs of peer group companies that have comparable market capitalization, revenues, capital expenditure budgets, geographic focus and number of employees, to then determine competitive compensation levels and programs for the Company’s employees.

Base Salary

A base salary is a major component of the total annual cash compensation paid the executive officers. Base salaries are reviewed annually by the Compensation Committee and are determined based upon several factors including industry compensation data furnished by Longnecker & Associates and individual factors including the executive officer’s specific responsibilities, experience, and individual performance. All of our executive officers are subject to employment agreements that provide for a fixed base salary with a discretionary bonus component. These salaries were determined by our Board taking into account competitive factors and the historic salary structure for various levels of responsibility within the Company, level and scope of responsibility, individual and corporate performance and salaries paid for comparable positions at similarly situated companies. Base salary determinations are made by the Board taking into consideration salary recommendations from the Compensation Committee. The Compensation Committee will consider senior management’s recommendations as to appropriate compensation for members of management reporting to them. At the time the employment agreements were entered into, the Company set base salaries at the base salary comparables at or near the 50th percentile of salaries of comparable executive officers of the Company’s peer group of companies. Subsequent changes to those initial salaries have been made after consideration of Company and individual performance and competitive salaries prevalent in the industry.

Performance-Based Incentive Compensation

The Company provided the executive officers and all other employees an annual incentive compensation plan that was performance driven and that was focused on corporate objectives that were important to the Company’s success in 2007 and which is designed to reward outstanding individual achievement. This plan was designed to reward employees on the basis of the Company’s results in meeting specified performance measures.

The Compensation Committee approves, on an annual basis, individual quantitative performance goals for five separate performance categories: (i) oil and gas production levels (Production), (ii) Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration Expenses (EBITDAX), (iii) replacement of oil and natural gas reserves depleted by production (Reserve Replacement), (iv) Finding and Development Costs (F&DC), and (v) Return on Invested Capital (ROIC). These specific performance categories were selected by the Compensation Committee as it believed the categories most accurately measure the Company’s corporate performance in relation to comparable oil and gas companies within its peer group. The specific performance goals are reviewed annually by the Compensation Committee with input from the executive officers. These measures are reviewed annually and adjusted, as needed, in order to reflect the Company’s current structure and operations.

Definitions of Performance Categories

Production. The production goal is based on targeted performance levels for the year, established prior to the beginning of the year.

EBITDAX.EBITDAX is a non-GAAP measure we use as an approximation of cash flow from operations before tax. Our definition of EBITDAX may differ from that of other companies and excludes Exploration (Geological & Geophysical) expenses, Exploration Dry Hole Costs (DHC) and other charges normally considered expenses by oil and gas companies utilizing successful efforts method of accounting.

Reserve Replacement. Reserve Replacement is a measure of the Company’s ability to replace oil and gas reserves over and above equivalent reserves depleted by oil and gas production during the fiscal year.

F&DC. Finding and Development Costs are the measure of the cost to locate prospects, acquire production rights, drill and complete wells and install or construct production equipment and facilities per equivalent unit of proved reserves added ($/mcfe) during the year, inclusive of revisions of prior year reserve estimates.

ROIC. ROIC is a measure of earnings before tax but excludes certain expenses, including Exploration Costs and Dry Hole Costs, SFAS 123 expenses, gains/losses from mark to market on derivatives and gains/losses from asset impairment, divided by average stockholders’ equity for the year (consisting of the par value of Preferred Stock and Common Stock plus Additional Paid-In Capital).

Determining Bonuses To Be Paid

Each year the Compensation Committee establishes the “minimum”, “target” and “maximum” performance levels for each of the five performance categories and their appropriate weighting. For each executive officer, the Compensation Committee determines the appropriate percentage allocation to be assigned each of the five performance categories. In most cases, when determining an executive officer’s bonus, the Compensation Committee gives equal weight to each category except when a particular performance category bears a more direct relationship to the executive officer’s areas of responsibility, in which case a particular performance category may be more heavily weighted. In addition, the Compensation Committee has the discretion to recommend to the Board for their approval an additional discretionary bonus that recognizes individual achievements during the year that are not appropriately captured by the corporate performance measures.

Should the Company’s financial and operating results meet or exceed either the pre-determined “minimum”, “target” and “maximum” values assigned a particular performance category, then each executive officer is paid an annual bonus that is a percentage of their annual salary. The Compensation Committee established the target bonus percentage for each executive officer after taking into account the importance of the position held by that officer to the Company achieving its performance goals during the year as well as published compensation surveys. The actual percentage of annual salary that is paid as an annual incentive bonus ranges from 20% to 100% of the annual salary paid Messrs. Keel and Grady and from 20% to 70% of the annual salary paid Messrs. Price, Mengle and Atkins. The maximum values were originally determined by the Compensation Committee at the time the Company entered into the employment agreements with the executive officers. The actual percentage of annual salary paid to an executive officer as a bonus is dependent upon the extent to which the Company meets or exceeds the Company’s pre-determined performance goals. Payment of annual incentive bonuses to our executive officers is not guaranteed and is based upon actual Company performance during the fiscal year, including meeting at the least the “minimum” performance targets. Bonuses are typically paid out in cash during the first quarter of the year following the year in which they are earned, at the discretion of the Compensation Committee.

The Compensation Committee established the “minimum”, “target” and “maximum” performance levels for 2007. The “minimum” level is equal to 40% of the target level and is the level at which payout under the plan begins for the applicable performance measure. If the actual performance level for a measure is below the minimum level, no payout would occur with respect to that measure. The “target” level is that at which 100% of the expected payout for the applicable performance measure will occur. The “maximum” level is that at which 200% of the expected payout for the applicable performance measure will occur.

Annual Incentive Bonuses Paid for 2007

The executive officers were paid annual incentive bonuses in March 2008 pursuant to the Company’s Performance-Based Incentive Compensation Plan based upon the degree of success in achieving the financial and operating performance goals during calendar year 2007 described above. Incentive bonuses paid to the executive officers for 2007 under the this plan were approximately 24% to 44% of their respective base salary. Incentive bonuses paid to the executive officers in 2008 were paid in cash and in the following amounts: Mr. Keel was paid $105,600; Mr. Grady was paid $96,800; Mr. Price was paid $70,300; Mr. Mengle was paid $64,800 and Mr. Atkins was paid $43,200.

Discretionary Bonuses Paid For 2007

The Compensation Committee has the ability to award additional discretionary bonuses to our executive officers, even if performance goals are not met, should their individual performance or contribution during the year merit a bonus.

In August 2007, the Board, on the recommendation of the Compensation Committee, approved the payment of a cash bonus award of $100,000, and the grant of 50,000 shares of the Company’s common stock pursuant to a restricted stock award, to each of Messrs. Keel, Grady and Mengle. The Board also approved the payment of a cash bonus of $50,000 and the grant of 50,000 shares of Common Stock pursuant to a restricted stock award to Mr. Price and a grant of 50,000 shares of Common Stock pursuant to a restricted stock award to Mr. Atkins. The restricted stock awards will vest over a period of four years, i.e. 33%, 23%, 22% and 22% over the following four years. Approval of these cash bonus payments and restricted stock grants was in recognition of each executive officer’s performance in consummating the acquisition of producing gas fields and undeveloped properties in South Texas and South Louisiana from

EXCO Resources, Inc. during 2007 (the “EXCO properties”), in recognition of the need to make appropriate adjustments to compensation to the executive officers commensurate with that currently being paid to similarly-situated executives in the oil and gas industry and to provide equity incentives to the executive officers to remain with the Company thereby maximizing return to the Company’s stockholders. In March of 2008, Mr. Atkins was also awarded a discretionary bonus of $40,000 in recognition of his success in developing an internal prospect generation capability, including a technical team, which was an individual effort that was not adequately rewarded under the Performance-Based Incentive Compensation Plan.

Long-Term Equity Compensation

The Company makes stock option grants from time-to-time as a mechanism for providing long-term, non-cash compensation to the executive officers and other key employees. The Board believes that stock options are an effective incentive for executive officers, managers and other key employees to create value for the Company and the stockholders since the value of an option bears a direct relationship to appreciation in the Company’s stock price. By using stock-based compensation, the Company can focus much needed cash flow, which would otherwise be paid out as compensation, back into the daily operations of the business. The decision whether to grant stock options, and the amount of stock options to be granted individual employees, are subjectively determined by the Compensation Committee based upon a number of factors, including individual and Company performance, prior year grants and the need to attract, motivate and retain key employees. The majority of shares granted under our 2005 Stock Incentive Plan (the “2005 Plan”) were made to our executive officers upon their commencement of employment in 2005 and were paid as an incentive to join the Company and to improve the long-term performance and success of the Company. The grants are discussed in the Executive Compensation section below under “Option Awards.” No stock options were granted to executive officers in 2006 or 2007, but grants were made to other key Company employees upon initial employment during this period as part of their total compensation package. However, as noted above, restricted stock grants were granted the executive officers in 2007 in recognition of their contribution to completing the acquisition of the EXCO properties and in order to bring their total annual compensation to more competitive levels compared with similarly situated-executives in peer group companies.

Grants under our 2005 Plan are intended to qualify as “performance based compensation” and thus are not subject to the limits of Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

All option grants by the Company are made at an exercise price equal to or greater than the fair market value of the underlying stock on the date of grant. Currently, none of the outstanding options have an exercise price greater than $18.40, the closing price of the underlying Common Stock on December 31, 2007.

We do not have any program, plan or practice in place for selecting grant dates for awards under our 2005 Plan in coordination with the release of material non-public information. We are not prohibited from granting options at times when our executives are in possession of material non-public information. However, no inside information was taken into account in determining the number of options previously awarded or the exercise price for those awards, and we did not “time” the release of any material non-public information to affect the value of those awards.

Overriding Royalty Interest Plan

The Overriding Royalty Interest Plan is plan is designed to reward the efforts of those Company employees who are successful in exploring for oil and natural gas on behalf of the Company. The program is available only to those employees that are directly involved in oil and natural gas exploration efforts, including the Senior Vice President - Exploration who is the only named executive officer entitled to benefits under this plan. No benefits were paid under this plan during 2007. In order to be able to participate in the plan, a potential candidate must be recommended for participation by the Company’s President and approved by the Compensation Committee. Under this plan the participants share a portion of the gross revenue interest attributable to the original working interest held by the Company in certain of the oil and natural gas producing properties generated by the exploration program.

Perquisites and Other Personal Benefits

In certain circumstances, the Company provides certain perquisites and other personal benefits to its executive officers and other employees. We believe these perquisites are reasonable, competitive and consistent with the overall compensation program to enable the Company to attract and retain qualified employees for key positions.

The Company offers a variety of health and welfare programs to all eligible employees including 401(k) participation. The executive officers are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss. Our programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. The Compensation Committee periodically reviews the perquisites and other benefits offered the Company’s employees.

Tax Treatment

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid to a company’s chief executive officer or any of its other four most highly compensated executive officers in excess of $1 million in any year, with certain performance-based compensation being specifically exempt from this deduction limit. During 2007, none of our employees subject to this limit received Section 162(m) compensation in excess of $1 million. Consequently, the requirements of Section 162(m) should not affect the tax deductions available to us in connection with our senior executive compensation program for 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

B. James Ford

Lee B. Backsen

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation paid to the chief executive officer, chief financial officer and our three other most highly compensated executive officers for the fiscal year ending December 31, 2007.

Name and Principal Position	Year End	Salary ($)	Bonus(1) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (5) ($)		Total ($)

Allan D. Keel Chief Executive Officer and President	2007	240,000	100,000	367,500	2,153,250	105,600	9,600		2,975,950
	2006	240,000	—	—	2,009,700	72,000	2,400		2,324,100

E. Joseph Grady Senior Vice President and Chief Financial Officer	2007	220,000	100,000	367,500	717,750	96,800	8,800		1,510,850
	2006	220,000	—	—	669,900	66,000	29,641	(6)	985,541

Tracy Price Senior Vice President -Land/Business Development	2007	185,000	50,000	367,500	580.498	70,300	7,400		1,260,698
	2006	185,000	11,600	—	522,448	44,400	1,850		765,298

Jay S. Mengle Senior Vice President – Engineering	2007	180,000	100,000	367,500	290,249	64,800	8,000		1,010,549
	2006	180,000	20,000	—	261,224	54,000	1,800		517,024

Tommy H. Atkins Senior Vice President – Exploration	2007	180,000	40,000	367,500	247,249	43,200	7,200		885,149
	2006	180,000	—	—	222,524	75,600	1,800		479,924

_________________

(1)

A discretionary cash bonus was paid to Messrs. Keel, Grady, Price and Mengle in 2007 in partial recognition of their efforts in consummating the acquisition of the EXCO properties and in recognition of the need to adjust executive officer compensation in order to be competitive with salaries being paid to similarly-situated oil and gas executives. Mr. Keel received $100,000; Mr. Grady received $100,000; Mr. Price received $50,000; and Mr. Mengle received $100,000. In addition, in March 2008 Mr. Atkins received a discretionary cash bonus of $40,000 in recognition of his efforts in completing the organization of a geological and geophysical prospect development group for the Company.

(2)

The following annual incentive bonuses were paid to executive officers in March 2008 pursuant to the Company’s incentive compensation plan for 2007 corporate and individual performance: Mr. Keel received $105,600; Mr. Grady received $96,800; Mr. Price received $70,300; Mr. Mengle received $64,800 and Mr. Atkins received $43,200. These bonuses were paid in cash.

(3)

Messrs. Keel, Grady, Price, Mengle and Atkins were each awarded 50,000 shares of restricted Common Stock that will vest over a four year period in annual increments commencing August 1, 2008, according to the following schedule: 33% (year 1), 23% (year 2), 22% (year 3) and 22% (year 4). These awards were made in partial compensation of their efforts in consummating the acquisition of the EXCO properties and in recognition of the need to adjust executive officer compensation in order to be competitive with salaries being paid to similarly-situated oil and gas executives. The closing price of the Company’s Common Stock on the date of grant was $7.35/share.

(4)

No options were granted to our executive officers in 2007 or 2006. Included in this column is the amount expensed in the year presented in accordance with FAS 123(R) for financial statement reporting purposes for the amortization of the grant date fair value of option awards granted to the named executive officers for fiscal year 2007 and prior years, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. Assumptions underlying these valuations can be found in Note 6 to our financial statements included with our Annual Report on Form 10-K for the years ended December 31, 2006 and December 31, 2007, as applicable.

(5)	Except as otherwise noted, these amounts represent 401(k) plan contributions during 2007.
(6)

Pursuant to his employment contract, Mr. Grady was reimbursed in 2006 a total of $27,441 for commuting costs incurred by him prior to his relocation to Houston, Texas in late 2006. Reimbursements were for temporary housing and air fare. In addition, the Company contributed $2,200 to Mr. Grady’s 401(k) plan during 2006.

2007 Grants of Plan-Based Awards

Name				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1,3)
	Threshold(2)	Target	Maximum
Allan D. Keel	48,000	120,000	240,000	50,000	8/1/07	367,500
E. Joseph Grady	44,000	120,000	220,000	50,000	8/1/07	367,500
Tracy Price	37,000	92,500	129,500	50,000	8/1/07	367,500
Jay S. Mengle	36,000	90,000	126,000	50,000	8/1/07	367,500
Thomas H. Atkins	36,000	90,000	126,000	50,000	8/1/07	367,500

_________________

(1)	See the Compensation Discussion and Analysis provision titled “Determining Bonuses To Be Paid” for explanation of method used to determine non-equity incentive compensation actually paid during 2007.

(2)	Under the Company’s executive officer Performance-Based Incentive Compensation Plan this category is referred to as the “minimum” payout level.

(3)

The values set forth in the “threshold” (i.e. “minimum”), “target” and “maximum’’ levels currently represent 20%, 50% and 100%, respectively, of the annual base salaries of Messrs. Keel and Grady and 20%, 50% and 70%, respectively, of the annual base salaries of Messrs. Price, Mengle and Atkins, that would be payable assuming attainment of the appropriate targeted performance goals. In March 2008, the Compensation Committee adjusted upward, for the fiscal year ending December 31, 2008, the percentages of annual base salary to be potentially paid the executive officers, assuming the attainment of the appropriate targeted performance goals, to 50%, 85% and 120%, respectively, for Messrs. Keel and Grady and to 40%, 70% and 100%, respectively, for Messrs. Price, Mengle and Atkins. This adjustment was made so that the Company’s Performance-Based Incentive Compensation Plan would be more in line with performance- based incentive plans offered the executive officers of peer group companies in the industry.

Employment Agreements

The Company has entered into employment agreements with all its executive officers. The agreements entered into with Messrs. Keel and Grady, both dated February 28, 2005, each provide for a term of three years with automatic yearly extensions unless the Company or the officer elects not to extend the agreement. For calendar year 2007, and thereafter, each agreement provides for a base salary and an annual discretionary bonus of 0% to 100% of each officer’s base salary to be established by the Board or by the Compensation Committee. For the calendar year ending December 31, 2007, Mr. Keel received a base salary of $240,000, a cash bonus of $100,000 in recognition of the acquisition of the EXCO properties acquisition and an incentive cash bonus of $105,600 pursuant to the Company’s Performance-Based Incentive Compensation Plan. For this same period, Mr. Grady received a base salary of $220,000, a cash bonus of $100,000 in recognition of the acquisition of the EXCO properties and an incentive cash bonus of $96,800 pursuant to the Company’s Performance-Based Incentive Compensation Plan.

Employment agreements, dated April 1, 2005, have also been entered into with Mr. Price (Senior Vice President – Land/Business Development; Mr. Atkins (Senior Vice President – Exploration) and Mr. Mengle (Senior Vice President – Engineering). For calendar year 2007 and thereafter, each agreement provides for an annual base salary and an annual discretionary bonus of 0% to 70% of each officer’s base salary to be established by our Board or by the Compensation Committee. For the calendar year ending December 31, 2007, Mr. Price received a base salary of $185,000, a cash bonus of $50,000 in recognition of the acquisition of the EXCO properties and an incentive cash bonus of $70,300 pursuant to the Company’s Performance-Based Incentive Compensation Plan. For this same period Mr. Atkins received a base salary of $180,000, a discretionary cash bonus of $40,000 in recognition of his efforts in the establishment of a geological and geophysical prospect generation capability for the Company and an incentive cash bonus of $43,200 pursuant to the Company’s Performance-Based Incentive Compensation Plan and Mr. Mengle received a base salary of $180,000, a cash bonus of $100,000 in recognition of the acquisition of the EXCO properties and an incentive cash bonus of $64,800 pursuant to the Company’s Performance-Based Incentive Compensation Plan. In March 2008 the Board approved increases to the annual base salaries of the executive officers. Mr. Keel’s annual base salary was increased to $370,000, Mr. Grady’s annual base salary was increased to $340,000, Mr. Price’s annual base salary was increased to $200,000, Mr. Mengle’s annual base salary was increased to $220,000 and Mr. Atkins’s annual base salary was increased to $200,000. These adjustments were made in order to pay the executive officer base salaries more comparable to the base salaries being paid similarly-situated industry executive officers.

The employment agreements also contain provisions for payment of severance benefits upon termination of employment. A discussion of applicable severance benefits is set forth in the section titled “Potential Payments Upon Termination or Change of Control”.

Option Awards

On February 28, 2005, the Company entered into stock option agreements with Messrs. Keel and Grady in conjunction with their commencement of employment with the Company. Mr. Keel received options to purchase 270,000 shares of the Company’s Common Stock at an exercise price of $9.70 per share, options to purchase 405,000 shares of the Company’s Common Stock at an exercise price of $12.50 per share, and options to purchase 540,000 shares of the Company’s Common Stock at an exercise price of $17.00 per share. Mr. Grady received options to purchase 90,000 shares of the Company’s Common Stock at an exercise price of $9.70 per share, options to purchase 135,000 shares of the Company’s Common Stock at an exercise price of $12.50 per share, and options to purchase 180,000 shares of the Company’s Common Stock at an exercise price of $17.00 per share.

On April 1, 2005, the Company entered into stock option agreements with Messrs. Price, Mengle and Atkins in conjunction with their commencement of employment with the Company. Mr. Price received options to purchase 90,000 shares of the Company’s Common Stock at an exercise price of $11.60 per share and options to purchase 180,000 shares of the Company’s Common Stock at an exercise price of $17.00 per share. Mr. Mengle received options to purchase 45,000 shares of the Company’s Common Stock at an exercise price of $11.60 per share and options to purchase 90,000 shares of the Company’s Common Stock at an exercise price of $17.00 per share. Mr. Atkins received options to purchase 38,300 shares of the Company’s Common Stock at an exercise price of $11.60 per share and options to purchase 76,700 shares of the Company’s Common Stock at an exercise price of $17.00 per share.

Each set of options granted will vest and may be exercised with respect to 15% of the shares on the first anniversary of the date granted and thereafter at the end of each full succeeding year from the date granted according to the following: 25% on the second anniversary, an additional 25% on the third anniversary and 35% on the fourth anniversary at which time each set of granted options will be fully vested and exercisable.

During 2005, stock options were issued to purchase 2,240,000 shares of our Common Stock, all of which were issued to executive officers. During 2006 and 2007 no stock options were issued to the executive officers; however, in 2006 and 2007 stock option awards were made to key employees for 51,000 and 393,000 shares, respectively, upon their commencement of employment with the Company. Under the 2005 Plan a total of 2,852,500 shares may be issued with a combined total of 2,584,000 shares outstanding under the 2005 Plan and 2004 Stock Option Plan resulting in 84,128 shares available to be issued under the 2005 Plan.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested ($)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)

Allan D. Keel	790,000	94,500	9.70	2/28/2015	50,000	920,000
		141,750	12.50	2/28/2015
		189,000	17.00	2/28/2015

E. Joseph Grady	263,250	31,500	9.70	2/28/2015	50,000	920,000
		47,250	12.50	2/28/2015
		63,000	17.00	2/28/2015

Tracy Price	175,500	31,500	11.60	4/1/2015	50,000	920,000
		63,000	17.00	4/1/2015

Jay S. Mengle	87,750	15,750	11.60	4/1/2015	50,000	920,000
		31,500	17.00	4/1/2015

Thomas H. Atkins	74,750	13,405	11.60	4/1/2015	50,000	920,000
		26,845	17.00	4/1/2015

_________________

(1)

The exercisable but unexercised options vested on the first, second and third anniversary dates of the date of grant. For Messrs. Keel and Grady the vesting dates were February 28th of 2006, 2007 and 2008 and April 1st of 2006, 2007 and 2008 for Messrs. Price, Mengle and Atkins.

(2)

The underlying securities of unexercisable and unexercised options vest on the fourth anniversary of the date of grant. For Messrs. Keel and Grady the initial date of grant was February 28, 2005 and for Messrs. Price, Mengle and Atkins the initial date of grant was April 1, 2005.

(3)

The restricted stock awards reflected in this column will vest over a four year period in annual increments commencing August 1, 2008, according to the following schedule: 33% (year 1), 23% (year 2), 22% (year 3) and 22% (year 4).

(4)	The market value of the unvested restricted stock was determined using the closing price on December 31, 2007 of $18.40 per share.

2007 Option Exercises and Stock Vested

The following table sets forth for each named executive officer the number of shares of restricted stock vested during the fiscal year ending December 31, 2007. During this time, no executive officer exercised any stock option awards.

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting(1)
Allan D. Keel	8,000	47,200
E. Joseph Grady	7,333	43,265
Tracy Price	3,700	21,830
Jay S. Mengle	3,600	21,240
Thomas H. Atkins	3,600	21,240

_________________

(1)

The restricted stock held by the executive officers was issued in 2006 and vested on March 1, 2007. The value was determined using the Company’s Common Stock closing price ($5.90/share) on the vesting date.

Nonqualified Deferred Compensation

No executive officer participated in a nonqualified deferred compensation plan during the fiscal year ending December 31, 2007.

Pension Benefits

The Company does not provide a pension plan for its executive officers and non-executive employees.

Potential Payments Upon Termination or Change of Control.

Payments that would have been payable to executive officers upon a termination or change of control are set forth in the respective employment agreement between the executive officer and the Company. Each employment agreement contains similar but not identical provisions regarding payments upon termination or change in control and relevant provisions of those agreements are described above under the Summary Compensation Table, as well as below.

Each of the employment agreements provides for severance and change-in-control payments in the event we terminate an officer’s employment “without Cause” or if the officer terminates for “Good Reason.”

“Cause” generally means (i) continued failure by the executive officer to perform substantially his duties and responsibilities (other than a failure resulting from permanent disability) that remains uncorrected for ten days after receipt of appropriate written notice from the Board of Directors; (ii) engagement by the executive officer in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (iii) except as provided by (iv), the charging of the executive officer with a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if the executive is acquitted at trial or on appeal, the executive officer will be deemed to have been terminated without Cause; (iv) the charging of the executive officer with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the executive officer is acquitted at trial or on appeal then the executive officer will be deemed to have been terminated without Cause; or (v) a material breach by the executive officer of any provision of the employment agreement that remains uncorrected for 10 days following written notice of such breach by the Company to the executive officer identifying the provision of the employment agreement that the Company determined was breached.

“Good Reason” generally means (i) a material breach by the Company of any provision of the employment agreement that remains uncorrected for 10 days following written notice of such breach by the executive officer to the Company identifying the provision of the employment agreement that the executive officer determined has been breached; (ii) assignment by the Board of Directors to the executive officer of any duties that materially and adversely alter the nature or status of his position, job descriptions, duties, title or responsibilities from those of such executive officer’s position, or eligibility for Company compensation plans; (iii) requirement by the Company for the executive officer to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on Company business to an extent substantially consistent with his obligations under their employment agreement; (iv) reduction in the executive officer’s base salary in effect at the relevant time; or (v) exclusion of the executive officer from eligibility for the Company's bonus plan as described above.

A “Change of Control” is deemed to occur when less than 10% of our Common Stock is beneficially owned by Oaktree or its affiliates.

Severance Payments

Assuming termination or a change in control of the Company on December 31, 2007, each name executive officer would have been entitled to the payments set forth below.

Name	Termination By Employee Without Good Reason	Termination For Cause	Termination By Employee For Good Reason(4,5,7)	Termination without Cause(4,5,7)	Termination Upon Change of Control(4,5,7)	Death or Permanent Disability(6,8)

Allan D. Keel
• Severance Payments(1,3)	0	0	624,000	624,000	624,000
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	1,923,075	1,923,075	1,923,075	1,923,075

E. Joseph Grady
• Severance Payments(1,3)	0	0	600,000	600,000	600,000
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	641,025	641,025	641,025	641,025

Tracy Price
• Severance Payments(2,3)	0	0	500,000	500,000	500,000
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	302,400	302,400	302,400	302,400

Jay S. Mengle
• Severance Payments(2,3)	0	0	508,000	508,000	508,000
• Health Insurance Continuation(9)	0	0	18,384	18,384	18,384	13,788
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	151,200	151,200	151,200	151,200

Tommy H. Atkins
• Severance Payments(2,3)	0	0	511,200	511,200	511,200
• Health Insurance Continuation(9)	0	0	25,338	25,338	25,338	19,003
Unvested & Accelerated
• Restricted Stock Units	0	0	350,000	350,000	350,000	350,000
• Stock Options	0	0	128,737	128,737	128,737	128,737

_________________

(1)

In the event the employment of Messrs. Keel and Grady is terminated by the Company without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to the greater of either (a) two times the sum of their respective base salaries for the current calendar year plus their prior year’s annual bonus or (b) $600,000 and (ii) health insurance benefits for two years from the termination date. Had the employment of Messrs. Keel and Grady been terminated by the Company without Cause or by them for Good Reason in 2007, Mr. Keel would have been paid $624,000 and Mr. Grady would have been paid $600,000 plus the value of health insurance benefits for two years from the termination date, estimated at $12,669 per year.

(2)

In the event the employment of Messrs. Price, Mengle and Atkins is terminated by the Company without Cause or by them for Good Reason, and subject to their observance of certain non-compete and release of liability agreements, each will receive a severance payment consisting of (i) a cash amount equal to the greater of either (a) two times the sum of their respective base salaries for the current calendar year plus their prior year’s annual bonus or (b) $500,000 and (ii) health insurance benefits for two years from the termination date. Had the employment of Messrs. Price, Mengle and Atkins been terminated by the Company without Cause or by them for Good Reason in 2007, Mr. Price would have been paid $500,000, Mr. Mengle would have been paid $508,000 and Mr. Atkins would have been paid $511,200 plus the value of health insurance benefits for two years from the termination date, estimated at $12,669 each per year for Messrs. Price and Atkins and estimated at 9,192 per year for Mr. Mengle.

(3)

If no annual bonus was paid to an executive officer during the year before the year in which their employment was terminated, the officer is entitled to receive the greater of (i) the amount of the annual bonus most recently paid to such executive officer and (ii) such executive officer’s target bonus for the calendar year in which termination occurs.

(4)

If not in connection with a Change of Control, the Company terminates the executive officer’s employment without Cause or the officer terminates their employment for Good Reason, the executive officer will receive half of the cash severance amount in a lump sum within 15 days of their termination date. The executive officer will not be entitled to the remainder of the cash severance payment, or the second year of health insurance benefits, unless they give notice to the Company within 30 days of the conclusion of the 12 month period following their termination date that they agree, for an additional 12 month period, to comply with the non-compete and non-solicitation provisions of their respective employment agreements. In such event, the executive officer will receive the remainder of their severance payment and an extension of their health insurance benefits for an additional year and the remainder of the cash severance payment, payable monthly over the second 12 month period following their termination.

(5)

Under each executive officer’s stock option agreements and restricted stock awards under the 2005 Stock Incentive Plan, in the event of a Change of Control, termination by the Company without Cause or termination by the executive officer for Good Reason, each executive officer’s unvested options and unvested restricted stock will become fully vested and, in the case of options, exercisable with respect to 100% of such shares, resulting in the vesting of 425,250 shares for Mr. Keel, 141,750 shares for Mr. Grady, 94,500 shares for Mr. Price, 47,250 shares for Mr. Mengle and 40,250 shares for Mr. Atkins. As of December 31, 2007, the aggregate value of these option shares held by the executive officers was $3,146,437, as the closing price of the Company’s Common Stock on that date was in excess of the weighted average exercise price of the stock options.

(6)

In the event of death or disability during 2008, each executive officer will be deemed to have served until the next anniversary of the stock option grant date following the date of their death or permanent disability, resulting in the vesting of 425,250 shares for Mr. Keel, 141,750 shares for Mr. Grady, 94,500 shares for Mr. Price, 47,250 shares for Mr. Mengle and 40,250 shares for Mr. Atkins. As of December 31, 2007, the aggregate value of these option shares was $3,146,437, as the closing price of the Company’s Common Stock on that date was in excess of the weighted average exercise price of the stock options.

(7)

If the severance payment is made as a result of termination by the Company without Cause or by the Employee for Good Reason within 90 days before or 12 months after a Change of Control, the Company will pay the entire cash severance amount in a lump sum upon the earlier to occur of (i) the date on which the Change of Control occurs and (ii) the executive officer’s effective date of termination.

(8)	Upon the death of an executive officer, their estate is entitled to receive the executive officer’s pro rata base salary through the date of death.
(9)

If an executive officer’s employment is terminated by reason of death or permanent disability, the executive officer’s family members that are covered by the Company group health plan may be reimbursed for group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to 18 months, provided a member of the executive officer’s family provides timely notice to the health plan administrator of the executive officer’s death or permanent disability.

Non-Compete and Non-Solicitation Provisions

The agreements generally require that each executive officer not engage in competition with the Company in any geographic area in which the Company owns a material amount of oil, gas or other mineral properties, during the period commencing with executive officer’s initial date of hire and ending: (i) except as contemplated by (ii) or (iii), 12 months following the date of termination of their employment by the Company without Cause or by the executive officer for Good Reason, (ii) 24 months following the date of termination of the executive officer’s employment with the Company (a) by the Company for Cause, or (b) if the executive officer gives notice of their desire to accept the extension of such period to receive additional severance benefits, as discussed above, and the executive officer’s employment has been terminated by the Company without Cause or by the executive officer for Good Reason, and (iii) 12 months, if the executive officer’s employment is terminated by the Company without Cause or the executive officer terminates their employment for Good Reason within 12 months following a Change of Control. Each executive officer is also subject to non-solicitation provisions during the term of the non-compete provisions prohibiting the executive officer from inducing or soliciting any other employee or officer of the Company to terminate their employment with the Company.

Gross Up Payments

Pursuant to their respective employment agreements, if it is determined that any payment, award, benefit or distribution (or an acceleration of any payment, award, benefit or distribution) to an executive officer by the Company or by another entity in the event of a Change in Control is subject to the imposition of an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the executive officer with respect to such excise tax (“Excise Tax”), the Company will pay the executive officer an additional payment (a “Gross Up Payment”) in an amount equal to such Excise Tax.

Compensation of Directors

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)

Skardon F. Baker(1)	2007	20,000		20,000
	2006	18,000	—	18,000
B. James Ford	2007	20,000		20,000
	2006	21,000	—	21,000
Lon McCain	2007	31,000	10,000	41,000
	2006	29,667	10,000	39,667
Lee B. Backsen	2007	22,500	10,000	32,500
	2006	20,000	10,000	30,000

_________________

(1)	Skardon F. Baker resigned as a member of the Board and was replaced by Mr. Adam C. Pierce effective January 24, 2008.

On June 1, 2005, the Board approved a compensation plan for non-employee directors (the “Plan”) providing for a $10,000 annual retainer, with a $2,000 meeting attendance fee ($1,000 if by telephone) for a maximum of $8,000 per director per year, with an additional fee payable for attendance of committee meetings held on days other than those on which the Board meets. The chairman of the Audit and Compensation Committee is entitled to receive an annual retainer of $5,000 and $2,500, respectively.

Under the Plan, each non-employee director receives $15,000 of restricted Common Stock for his first year of service subject to a two-year vesting schedule. Upon re-election, each non-employee director receives $10,000 in restricted Common Stock, subject to a one-year vesting requirement. The number of shares to be awarded is determined based on the fair market value of the Company’s Common Stock as of the close of trading on the date of grant. Messrs. Ford and Baker, as employees of Oaktree, elected not to receive stock awards during 2007 and 2006.

Employee directors of the Company are not paid additional compensation for serving as a director.

In addition, the Plan provides for reimbursement of expenses for all directors in the performance of their duties, including reasonable travel expenses incurred attending meetings.

STATUS OF EQUITY COMPENSATION PLANS

The following table shows the Company’s stockholder approved and non-stockholder approved equity compensation plans as of December 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,728,300	$12.77	84,128
Total	2,728,300	$12.77	84,128

Our three equity compensation plans with outstanding options that have been approved by the Company’s stockholders to-date are our (i) amended and restated 1994 Employee Stock Option Plan, which terminated in February 2004, (ii) 2004 Stock Option and Compensation Plan and (iii) 2005 Stock Plan. Although we sought and obtained stockholder approval of the 2004 Stock Option and Compensation Plan, neither the plan itself nor the outstanding grants were contingent on stockholder approval.

We have issued options for 2,584,000 shares of common stock at a weighted-average exercise price of $13.17 per share under the 2005 Plan. The aggregate number of shares of our Common Stock that may be issued and outstanding pursuant to the exercise of awards under the 2005 Plan may not exceed 2,852,500 shares, reduced by 152,250 shares (the number of shares of outstanding options and awards granted under the 2004 Plan). Options covering a total of 84,128 shares of common stock are currently available to be issued under the 2005 Plan.

The weighted-average exercise prices per share of options outstanding under the amended and restated 1994 Employee Stock Option Plan and 2004 Stock Option and Compensation Plan are $10.53 and $4.74, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no relationships required to be disclosed under this section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of the Board of Directors.

There were no related party transactions during the fiscal year ending December 31, 2007.

VOTE REQUIRED AND BOARD RECOMMENDATION

Each of the two Common/Series H Nominees must be elected by a plurality of votes cast by holders of the Common Stock and Series H Preferred Stock entitled to vote at the Annual Meeting.

Each of the three Series G Nominees must be elected by a majority of votes cast by holders of the Series G Preferred Stock entitled to vote at the Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RE-ELECTION OF THE FIVE NOMINEES TO THE BOARD OF DIRECTORS. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Proposal 2

Ratification of the Appointment of Our Independent Auditors

With authority granted by our Board, the Audit Committee of our Board has appointed Grant Thornton as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2008, and our Board recommends that our stockholders vote “FOR” ratification of such appointment.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following is a summary of fees billed by to the Company by Grant Thornton for audit and other professional services provided during 2006 and 2007.

Grant Thornton	2007	2006
Audit fees	289,084	171,200
Audit-related service fees	0	0
Tax service fees	0	0
All other fees	0	0
Total	289,084	171,200

•         Audit Services - fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits, and accounting consultations. These fees included audit fees for the performance of annual audits of our financial statements for both the fiscal years ending December 31, 2007 and December 31, 2006.

•    Audit-Related Services – No fees for audit-related services were incurred in either 2007 or 2006.

•    Tax Services – No fees for tax services or other fees were incurred in either 2007 or 2006.      All of Grant Thornton’s fees for 2007 and 2006 were pre-approved by the Audit Committee by virtue of a formal engagement letter. The policy of the Audit Committee and the Board, as applicable, is to pre-approve all services by the Company’s independent accountants. The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by the Company’s independent accountants to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent accountants’ independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth the pre-approval requirements for all permitted services. Under the policy, all services to be provided by our independent accountants must be pre-approved by the Audit Committee.

VOTE REQUIRED AND BOARD RECOMMENDATION

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal with respect to shares of Common Stock, Series G Preferred Stock and Series H Preferred Stock. If the appointment of Grant Thornton is not ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2008 FISCAL YEAR.

REPORT REGARDING AUDITED FINANCIAL STATEMENTS

The Audit Committee has reviewed and discussed with management, and our independent auditors, our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (titled, “Independence Discussions with Audit Committees”). The Audit Committee has discussed with the independent auditors the matters to be discussed by SAS 61 (Codification of Statements of Auditing Standards AU § 380), and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit Committee has determined that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, to be filed with the SEC.

THE AUDIT COMMITTEE

Lon McCain

Adam C. Pierce

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 7, 2008 regarding the beneficial ownership of Common Stock by each person known to us to own beneficially 5% or more of the outstanding Common Stock, each director, each director nominee, certain named executive officers, and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus by that stockholder are deemed outstanding.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent %

Allan D. Keel(1, 2,14)	Common	897,608	15.05
	Series G	600	*
E. Joseph Grady(2, 3)	Common	320,584	5.94
Tracy Price(2, 4)	Common	229,200	4.32
Jay S. Mengle(2, 5)	Common	164,350	3.15
Thomas H. Atkins(2, 6)	Common	128,350	2.47

B. James Ford(7,8)	Common	0	*
Adam C. Pierce(7,8)	Common	0	*
Lee B. Backsen(2, 13)	Common	4,319	*
Lon McCain(2, 13)	Common	4,319	*
All current directors and officers as a group (9 persons)(9)	Common	1,747,750	26.64
	Series G	600	*
Oaktree Capital Management, LLC(8,10,15)	Common	7,724,800	71.09
	Series G	76,700	95.28
	Series H	2,000	90.91
J. Virgil Waggoner(11,12)	Common	427,333	7.68

_______________

*	Denotes less than 1% of class beneficially owned.
(1)

Reported Common Stock includes 65,980 shares held directly, 41,878 shares underlying convertible preferred stock, and options to acquire 789,750 shares of Common Stock that vested as follows: 182,250 shares on February 28, 2006, 303,750 shares on February 28, 2007 and 303,750 shares on February 28, 2008.

(2)	Stockholder’s current address is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

(3)

Reported Common Stock includes 57,334 shares held directly and options to acquire 263,250 shares of Common Stock that vested as follows: 60,750 shares on February 28, 2006, 101,250 shares on February 28, 2007 and 101,250 shares on February 28, 2008.

(4)

Reported Common Stock includes 53,700 shares held directly and options to acquire 175,500 shares of Common Stock that vested as follows: 40,500 shares on April 1, 2006, 67,500 shares on April 1, 2007 and 67,500 shares on April 1, 2008.

(5)

Reported Common Stock includes 76,600 shares held directly and options to acquire 87,750 shares of Common Stock that vested as follows: 20,250 shares on April 1, 2006, 33,750 shares on April 1, 2007 and 33,750 shares on April 1, 2008.

(6)

Reported Common Stock includes 53,600 shares held directly and options to acquire 74,750 shares of Common Stock that vested as follows: 17,250 shares on April 1, 2006, 28,750 shares on April 1, 2007 and 28,750 shares on April 1, 2008.

(7)	Excludes shares held by Oaktree Capital Management, LLC, of which the Messrs. Ford and Pierce both disclaim beneficial ownership.
(8)	Stockholder’s address is c/o Oaktree Capital Management, LLC, 333 South Grand Avenue, Los Angeles, California 90071.
(9)	Reported Common Stock includes 314,872 shares held directly, 1,391,000 shares subject to currently exercisable options, and 41,878 shares underlying convertible preferred stock.
(10)

Reported Common Stock includes 5,734,320 shares underlying Series G and Series H convertible preferred stock (including accrued dividends on the Series G Preferred Stock) and 1,990,486 shares in each case held directly by OCM GW Holdings, LLC. OCM Principal Opportunities Fund III, L.P. (“POF III”) is the managing member of OCM GW Holdings, LLC and, therefore, has investment and voting control over the securities held by OCM GW Holdings, LLC. OCM Principal Opportunities Fund III GP, LLC (“POF III GP”) is the general partner of POF III, Oaktree Fund GP I, L.P. (“GP I”) is the managing member of POF III GP, Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I, OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I, Oaktree Holdings LLC (“Holdings”) is the managing member of Holdings I, Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings, Oaktree Capital Group Holdings L.P. (“OCH”) is the holder of a majority of the voting units of OCG, and Oaktree Capital Group Holdings GP, LLC is the general partner of OCGH.

(11)	Shareholder’s address is 6605 Cypresswood Drive, Suite 250, Spring, Texas 77379.
(12)	Reported Common Stock includes 425,333 held directly and 2,000 shares subject to currently exercisable options.
(13)	Reported Common Stock includes 4,319 shares each held directly by Messrs. McCain and Backsen.
(14)	The reported number of Common Shares held by Mr. Keel includes shares of Common Stock that Mr. Keel would receive upon conversion of his Series G Preferred shares.
(15)	The reported number of Common Shares held by Oaktree Capital Management, LLC includes Common Stock shares the shares it would receive upon conversion of its Series G and Series H Preferred shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us with respect to 2007, or written representations from certain reporting persons, we believe that our officers, directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements, except that Messrs. Backsen and McCain were two days late in filing a Form 4 covering an award of restricted stock, Messrs. Keel, Grady, Price, Mengle, and Atkins were seven days late in filing a Form 4 covering the award of restricted Common Stock and Mr. Pierce was six days late in filing a Form 3.

STOCKHOLDERS’ PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at our subsequent annual meetings consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered in the Proxy Statement and Proxy relating to the 2009 Annual Meeting of Stockholders they must be received by us not later than December 18, 2008. Such proposals should be directed to Crimson Exploration Inc., 717 Texas, Suite 2900, Houston, Texas 77002, and Attention: Stephen W. Schoppe, Assistant Secretary. In order for a stockholder proposal that is not requested to be included in a Proxy Statement and Proxy relating to the 2009 Annual Meeting of Stockholders to be brought before our 2009 Annual Meeting of Stockholders, the proposal must be submitted on or after January 13, 2009, but no later than February 12, 2009, to the same address. If a proposal is received after February 12, 2009, proxies for our 2009 Annual Meeting of Stockholders may confer discretionary authority to vote on that matter without discussion of the same in the Proxy Statement relating to the 2009 Annual Meeting of Stockholders.

OTHER BUSINESS

The Board knows of no matter other than those described herein that will be presented for consideration at the Annual Meeting. However, should any other matters properly come before the Meeting or any adjournments thereof, it is the intention of the person(s) named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

MISCELLANEOUS

We are making the solicitation of Proxies on behalf of the Board, and will bear all costs incurred in the solicitation. In addition to solicitation by mail, our officers and employees may solicit Proxies by telephone, telegraph or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and we may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. We have not engaged a proxy solicitor.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Stephen W. Schoppe, Assistant Secretary, 717 Texas Avenue, Suite 2900, Houston, Texas 77002, by registered, certified or express mail.

Our Annual Report to Stockholders, including financial statements for the year ended December 31, 2007, accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

Houston, Texas

April 14, 2008

By Order of the Board of Directors

/s/ Allan D. Keel

Allan D. Keel,

President and Chief Executive Officer

VOTE BY INTERNET –www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CRIMSON EXPLORATION INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGTON, NY 11735

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CRIMSON EXPLORATION INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CRIMSON EXPLORATION INC, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRIMSON EXPLORATION INC. THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.		For All		Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1. ELECTION OF DIRECTORS		☐		☐	☐
Series G Nominees 1)Allan D. Keel 2)B. James Ford 3)Adam C. Pierce	Common/Series H Nominees 4)Lee B. Backsen 5)Lon McCain

Vote on Proposals
2. To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending 12/31/2008.						For ☐	Against ☐	Abstain ☐
3. In the discretion of the Proxy holder, on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

The shares represented by this Proxy will be voted as directed. Where no direction is given, the shares will be voted FOR matters 1 and 2 above. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		Yes ☐	No ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

HOUSEHOLD ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)				Date

CRIMSON EXPLORATION INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCK HOLDERS MAY 13, 2008

The stockholder(s) hereby appoint(s) Stephen W. Schoppe, as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common and Preferred Stock of Crimson Exploration Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. central daylight time on May 13, 2008, at 717 Texas Avenue, Suite 2900, Houston, TX 77002, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments: